Exhibit 99.1

JACKSONVILLE BANCORP, INC.

NAMES THREE NEW BOARD MEMBERS

JACKSONVILLE, Fla., June 27, 2013 /PRNewswire-FirstCall/ — Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB) and its wholly owned subsidiary, The Jacksonville Bank (the “Bank”), announced today the appointment of three new independent directors to both of their boards: John A. Delaney, William R. Klich and Terrie G. Spiro.

Donald F. Glisson, Jr., Chairman of the Board of Bancorp, said, “We are very pleased to announce these appointments and to bring additional experience and expertise to our boards. In addition, all three individuals are familiar with our local area which will help grow our already developed banking structure.”

John A. Delaney, of Jacksonville, Florida, has served as President of the University of North Florida since July 2003. Prior to that, he served as Mayor of Jacksonville from 1995-2003 and as a prosecuting attorney. Mr. Delaney also is the lead outside director for Main Street America Group, a property and casualty insurance company.

William R. Klich, who resides in Tampa, Florida, had a 40-year banking career before retiring in June 2010. After serving in the Air Force, Klich had many top leadership roles at Southeast Bank, Coast Bank (SunTrust) and Republic Bank (BB&T). He currently serves on the Board of Advisors of the American Association of Bank Directors and is a consultant to the financial services industry.

Terrie G. Spiro, of Amelia Island, Florida, is a native of Jacksonville, who began her banking career at Barnett Banks of Florida. She has approximately 30 years of experience as a banker, corporate leader and financial services consultant in multi-regional, regional and community bank environments, primarily in the Richmond, Virginia, and Washington, D.C. areas.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $521 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

Contact Valerie Kendall at 904-421-3051 for additional information.